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                                                                  Exhibit 99.1


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                            NOVASTAR FINANCIAL, INC.
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                         CONFLICT OF INTEREST POLICY


I.      GENERAL PRINCIPALS

        It shall be the policy of NovaStar Financial that the directors and officers of the Corporation scrupulously avoid any conflict between their own respective interests and those of NovaStar Financial.

        The existence of an actual or potential conflict of interest turns on the specific facts and circumstances in each case. If a director or officer has an interest that may conflict with those of NovaStar Financial, he or she must immediately disclose the matters and discuss them fully and frankly with the Board of Directors. An interested director or officer may participate in the discussion of the transaction and his or her presence may be counted for purposes of determining a quorum. However, he or she must not vote on any
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resolution or motion that authorizes, approves or ratifies a contract or transaction in which that director or officer may have a conflict of interest.


II.     CONFLICT OF INTEREST

        The following is a general description of instances that may give rise to a conflict of interest. It is not, however, intended to be an all-inclusive list. Any situation that brings to mind the question of a possible conflict of interest should be brought to the attention of the Board of Directors. Generally, a conflict of interest exists whenever litigation, a contract, or other relationship being entered into, reviewed, or modified is:

        . Between NovaStar Financial and the director or officer, or the employer, business partner or immediate family of the director or officer; or

        . Between NovaStar Financial and an organization in which the director or officer, or the director or officer's employer, business partner or immediate family is director, officer or legal representative, or has a material financial interest; or

        . From which the director or officer, or the director or officer's employer, business or immediate family may derive or receive a material financial benefit as a consequence of that litigation, contract or transaction. The acceptance of any reward or inducements for influencing NovaStar Financial's action would give rise to such conflict, and is expressly prohibited.


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        Specifically, no director or officer shall:

        . Accept or seek on behalf of himself/herself, or any immediate family member, any financial advantage or gain of other than nominal value offered as a result of the individual's affiliation with NovaStar Financial;

        . Disclose any confidential information that is available solely as a result of the director or officer's affiliation with NovaStar Financial to any person not authorized to receive such information, or use to the disadvantage of NovaStar Financial any such confidential information, without the express authorization of NovaStar Financial;

        . Knowingly take any action of make any statement intended to influence the conduct of NovaStar Financial in such a way to confer any financial benefit on such person or on any corporation or entity in which the individual has a significant interest or affiliation.

        For the purposes of this document, a director or officer's immediate family shall include any and all of the following persons: the director or officer's spouse, parents, children, brothers, sisters, housemates (any person living in the same household as the director of officer regardless of whether such is related by blood or marriage).

        A conflict of interest does not arise simply because directors or officers or members of their families are incidentally benefited.


III.    DISCLOSURE

         In the event that a director or officer's obligation to operate in the best interests of NovaStar Financial conflicts with the interests of any organization in which he/she has a financial interest or is affiliated, the individual must disclose in writing to the Board of Directors such conflict of interest. If a director's circumstances change such as that the director or officer knows or has reason to believe that the director or officer may have a conflict of interest, he or she shall promptly disclose the potential conflict to the Board of Directors. The director shall not participate in or vote upon such matters until the Board of Directors has resolved the question of the existence of the conflict in accordance with this policy.

        The undersigned hereby acknowledges receipt of NovaStar Financial's Policy Statement on Conflicts of Interest and that any situation in which he or she could be construed as being in conflict, has been reported in writing to the Chairman of the Board of Directors.



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        Name                         Title                        Date
                            (e.g., Director, Officer)